CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of V-Shares MSCI World ESG Materiality and Carbon Transition ETF, a series of Managed Portfolio Series, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
May 18, 2022